MANUFACTURING, SALES, SERVICING, MERCHANDISE

AND LICENSE AGREEMENT

Between

BRIGHTCLIFF LIMITED

and

DUESENBERG TECHNOLOGIES INC.

Agreement No: BCL/MSSMLA/DTI/230302/1

Brightcliff License Agreement

TABLE OF CONTENTS

Article 1 - Background	1
Article 2 - Definitions	1
Article 3 - Grant of Trademark License	2
Article 4 - Compensation	2
Article 5 - Term of Agreement	3
Article 6 - Product Safety	3
Article 7 - Inspection	4
Article 8 - Trademark Usage	4
Article 9 - Indemnification, Insurance, and Infringement	6
Article 10 - Termination	8
Article 11 - Rights and Duties on Termination	9
Article 12 - Miscellaneous	9
Article 13 - Execution	14
Schedule 1.1 - Licensed Trademarks	1
Schedule 2 - Definitions	1

Brightcliff License Agreement

MANUFACTURING AND LICENSE AGREEMENT

Parties

This Manufacturing and License Agreement (“Agreement”) is made effective as of March 2, 2023 (“Effective Date”), by and between

Brightcliff Limited, a corporation organized and existing under the laws of the British Virgin Islands, having its principal office at Room 2401, 24th Floor, CC Wu Building 302-308 Hennessy Road Wan Chai HONG KONG, (hereinafter referred to as “Brightcliff”) acting for and on behalf of itself and the Brightcliff Affiliates.

and

DUESENBERG TECHNOLOGIES INC., (Company No: C0908409) a corporation organized and existing under the laws of the British Columbia, Canada (hereinafter referred to as “Licensee”) acting for and on behalf of itself and the DTI Subsidiaries and/or Affiliates.

Each of Brightcliff and Licensee is a “Party”, and collectively are the “Parties”.

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article 1 - Background

1.1Brightcliff is the owner of the Licensed Trademarks (see Schedule 0), consisting of the mark DUESENBERG for automobiles as registered in the countries listed in Schedule 0.

1.2Licensee represents that it has considerable expertise in the design, development, and manufacturing of electric automobiles of above high-end luxury quality.

1.3Licensee desires to obtain a license to design, develop, and manufacture electric automobiles of above high-end luxury quality branded and merchandizing products with the Licensed Trademarks (“Licensed Products”).

1.4Pursuant to the terms and conditions of this Agreement, Brightcliff desires to grant Licensee a license to use the Licensed Trademarks for purposes of design, development, manufacturing, sales and merchandizing products of the Licensed Products, and Licensee desires to accept such license.

Article 2 - Definitions

2.1Any capitalized words used in this Agreement shall have the meaning for such words which is set forth in Schedule 2, unless otherwise provided in this Agreement.  All terms used in the singular will be deemed to include the plural, and vice versa, unless the context requires otherwise.

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Article 3 - Grant of Trademark License

3.1Brightcliff grants to Licensee, subject to all of the terms and conditions of this Agreement, a transferable license with the consent from Brightcliff to use the Licensed Trademarks in association with the design, development, manufacture, and sale of Licensed Products pursuant to the terms of this Agreement, but only during the Term and while Brightcliff may inspect premises of Licensee and its affiliates.

3.2Licensee shall have Licensed Products produced and ready for sale to the public no later than five (5) years from the Effective Date.  Licensee shall not offer the Licensed Products for sale outside the territorial boundaries of the United States of America without the prior written consent of Brightcliff.  This Agreement does not allow Licensee to use the Licensed Trademarks or offer the Licensed Products for sale outside the scope of this Agreement.

3.3The Parties agree that Licensee’s violation of Paragraph 0 will materially damage Brightcliff and its relationships with other third parties.  Accordingly, any such violation shall constitute a material breach of this Agreement.

3.4Brightcliff reserves, for itself, the Brightcliff Affiliates, and its third party licensees, all rights not granted to Licensee hereunder, including without limitation the right:

3.4.1to use the Licensed Trademarks in any manner in association with any product other than a Licensed Product; and

3.4.2to use any trademark other than a Licensed Trademark, for any purpose, including the manufacture or sale of a Licensed Product.

3.5Licensee acknowledges that Brightcliff and/or the Brightcliff Affiliates may have granted licenses to other third parties to manufacture products, other than the Licensed Products, that contain or are identified by the Licensed Trademarks and that are independently marketed and sold by these third party entities.  These third parties may manufacture, distribute, market and/or sell the products as defined in their licensing agreements.

Article 4 - Compensation

4.1On the Effective Date, Licensee shall pay to Brightcliff the sum of US$5,000,000 (“Licensing Fee”) for the Licensing of Duesenberg automobiles and the Licensed Products. The Licensing Fee shall be deemed fully earned upon payment or issuing of new shares from Duesenberg Technologies Inc. (hereinafter referred to as “DUSYF”) for common shares at 25% (twenty-five percent) discounted current market value.

4.2Both parties agreed that the current appointed Directors’ shall be responsible for the management and operations of Licensee; which shall include all decisions making from financing and payments for the management, operations and business.

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4.3Both parties agreed that Brightcliff is allowed to veto strategic decisions made by the board of Licensee, such as overruling the appointment of top management positions. This gives Brightcliff the power to exercise its right to exert control of Licensee if needed.

4.4Both parties agreed that Brightcliff has the right to terminate this agreement should there be any majority change in the current shareholding structure of License which could impact the Licensed Products and the License Trademark.

4.5Licensee shall pay to Brightcliff a royalty (the "Royalty Fee") of 3% of Licensee’s Gross Revenue from sale of the Licensed Products.  Licensee shall pay all Royalty Fees to Brightcliff in United States Dollars by direct bank transfer or wire transfer to an account designed by Brightcliff in writing.  If, with the prior written consent of Brightcliff, any Licensed Product is sold by Licensee in a country other than the United States for a currency other than United States Dollars (“Local Currency”), the amount of the Royalty Fee payable by Licensee will be calculated in accordance with the Approved Exchange Rate in effect as of the date the Royalty Fee payment is due and paid in accordance with the requirements of this Agreement.

4.6Licensee shall pay the Royalty Fee to Brightcliff on or before the fifth day of each calendar month based on Gross Revenue from the sale of Licensed Products during the preceding calendar month.  All Royalty Fees shall be deemed fully earned upon payment and shall not be refundable under any circumstances.

4.7Licensee shall deliver to Brightcliff a monthly report, on or before the fifth day of each calendar month, detailing the Licensed Products sold by Licensee, the name and address of each purchaser, and other information required by Brightcliff.

4.8Licensee shall not sublicense any Affiliated or non-Affiliated party to use the Licensed Trademarks or to produce Licensed Products without the prior written consent of Brightcliff, and subject to payment of a sublicensing fee in the amount of US$1,000,000 in cash or stock, at Brightcliff’s sole option, along with a royalty fee at the rate of 8% of the sublicensee’s revenue from its sale of the Licensed Products.

Article 5 - Term of Agreement

5.1The Term of this Agreement shall begin on the Effective Date, and unless sooner terminated pursuant to Article 10, it shall expire on the twenty (20) year anniversary of the Effective Date.  This Agreement shall be evaluated for renewal at the time of expiration of the Term.

Article 6 - Product Safety

6.1Licensee shall include with each Licensed Product proper instructions and warning labels, appropriate to each respective Licensed Product, to apprise the consumer of its proper operation, use, care, and maintenance and to warn of the reasonably foreseeable misuses and possible hazards associated therewith.  All such instructions and warning labels shall comply with all applicable requirements of any Governmental Body in which the Licensed Products are manufactured or offered for sale.

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6.2Licensee shall insure that all Licensed Products meet or exceed all applicable industry, federal, state, provincial, and local statutes, standards, regulations, and guidelines, especially with respect to health and product safety.

6.3All warrantees and guarantees of the Licensed Products are the sole responsibility of Licensee.  Licensee shall insure that all warranties, made with respect to a Licensed Product:

6.3.1conform to applicable law; and

6.3.2clearly identify a party other than Brightcliff whom the consumer should contact for service.

6.4Upon Brightcliff’s request, Licensee will give Brightcliff, as appropriate for the respective Licensed Product, evidence of applicable laws, regulations, industry standards and state-of-the-art programs, and evidence that the respective Licensed Product complies therewith.

6.5Licensee will provide Brightcliff immediately with a copy of any notice of a pending or threatened claim of personal injury from a Licensed Product received by Licensee.  Licensee will also notify Brightcliff immediately when Licensee becomes aware of any material defects in a Licensed Product.

6.6Licensee’s indemnification obligations under this Agreement shall extend to all warrantees or guarantees given for a Licensed Product.

Article 7 - Inspection

7.1Licensee shall permit authorized representatives of Brightcliff to visit any of its premises during normal business hours and to inspect anything related to Licensed Products or otherwise helpful to verify compliance by Licensee with its duties.  Upon Brightcliff’s request, Licensee will make available to Brightcliff complete, accurate drawings, specifications and technical data for each Licensed Product.

7.2For those Licensed Products which fail to comply with the provisions of this Agreement, Licensee shall:

7.2.1recall them from the public at its own cost and expense; and

7.2.2promptly correct, at its cost and to the quality level required by this Agreement and any applicable law, all deficiencies regarding them.

Article 8 - Trademark Usage

8.1It is of utmost importance that the goodwill, stature, and image of quality associated with the Licensed Trademarks be maintained and enhanced by Licensee.  To maintain and enhance the goodwill and image of quality associated by the public with the Licensed Trademarks, Licensee shall conduct its business in accordance with the following:

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8.1.1Licensee shall not use any materials which are false or misleading;

8.1.2Licensee shall insure that all advertising, labeling, and other materials associated with Licensed Products fully conform to all applicable laws and regulations;

8.1.3Licensee shall conduct its business operations in accordance with all applicable laws and regulations including, without limitation, consumer protection laws and regulations; and

8.1.4Licensee shall use the Licensed Trademarks only in lettering, logos, print styles, forms, and formats which have been approved by Brightcliff in accordance with this Agreement, and otherwise promptly follow instructions regarding the Licensed Trademarks given by Brightcliff from time to time.

8.2Licensee will not in any way show or display to the trade or the public any Trademark Material unless it has received the prior written approval of Brightcliff.

8.3Licensee acquires no ownership rights to any of the Licensed Trademarks by virtue of this Agreement or Licensee’s activities.  Licensee acknowledges that Brightcliff owns the Licensed Trademarks.  All use by Licensee of the Licensed Trademarks in connection with any Licensed Products shall inure to the benefit of Brightcliff.  Licensee will transfer promptly to Brightcliff at no cost any rights which Licensee may obtain with respect to the Licensed Trademarks and such other trademarks, except those rights expressly granted hereby.

8.4Licensee shall never, whether during or after the Term of this Agreement, directly or indirectly:

8.4.1contest or aid others in contesting Brightcliff’s ownership of the Licensed Trademarks or their validity; or

8.4.2do anything which impairs Brightcliff’s ownership of the Licensed Trademarks or their validity.

8.5Upon Brightcliff’s request, Licensee shall cooperate fully in confirming, perfecting, preserving, and enforcing Brightcliff’s rights in the Licensed Trademarks.

8.6Brightcliff may decide, in its sole and absolute discretion, to apply to register or to register any trademarks with respect to the Licensed Products or other products.  Failure of Brightcliff to obtain or maintain in effect any such application or any such registration is not a breach of this Agreement.  Licensee shall not, during or after the Term of this Agreement, register or apply to register any of the Licensed Trademarks, or any trademark or logo confusingly similar thereto, anywhere in the world.

8.7Licensee shall ensure that all Licensed Products sold by Licensee and all related quotations, specifications, and descriptive literature, and all other materials carrying the Licensed Trademarks, be marked with the appropriate trademark notices in accordance with Brightcliff's instructions.

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8.8Licensee shall insure that all Licensed Products are strictly controlled to prevent the unauthorized use of the Licensed Trademarks.

8.9Notwithstanding any other provision of this Agreement, if in Brightcliff’s reasonable determination, the use of a Licensed Trademark on a Licensed Product will infringe or potentially infringe upon the rights of any third party or weakens or impairs Brightcliff’s rights in the Licensed Trademark, then upon notice from Brightcliff, Licensee will immediately terminate or modify such use in accordance with Brightcliff’s instructions, and Licensee will have no right of damages, offset or right to terminate this Agreement as a result thereof.

8.10Notwithstanding the law of any country which would provide otherwise, Licensee shall not take any steps to suppress any infringements of any of the Licensed Trademarks or to cancel any conflicting trademark registrations from the trademark register of any country.  Licensee shall give Brightcliff written notice of any such infringement or conflicting trademark registration within ten (10) days of gaining knowledge of such infringement or registration.

Article 9 - Indemnification, Insurance, and Infringement

9.1Licensee shall defend, indemnify, and hold harmless Brightcliff, Brightcliff Affiliates and each of their respective officers, directors, employees and agents from and against any and all damage, liability, losses claims, and expense (including, without limitation, reasonable attorneys’ fees, court costs and expenses), related to any suit, action, legal proceeding, claim or demand of whatever kind or character based upon any:

9.1.1alleged defect, negligence or breach of warranty with respect to a Licensed Product, its packaging, or the use or condition thereof;

9.1.2allegation of infringement of any patent, copyright, industrial design, trademark, or other right of a third party, arising from the manufacture, advertisement, promotion, sale, and/or use of a Licensed Product;

9.1.3use of a Licensed Trademark in a manner not authorized by this Agreement; or

9.1.4breach of this Agreement or breach of any warranty, representation, or duty of Licensee to Brightcliff, Brightcliff Affiliates, or consumers.

9.2If, for any reason, a recall of a Licensed Product is required or recommended by a Governmental Body, Licensee shall perform such recall at its own expense and shall defend, indemnify, and hold harmless Brightcliff, Brightcliff Affiliates and each of their respective officers, directors, employees and agents from and against any and all damage, liability, losses claims, and expense (including, without limitation, reasonable attorneys’ fees, court costs and expenses), related to such recall.

9.3Licensee guarantees that the Licensed Products will not infringe any valid United States or foreign patent or copyright, and Licensee will defend any claim, action or suit that may be brought against Brightcliff or Brightcliff Affiliates for patent or copyright infringement by

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reason of the manufacture, purchase, use, or sale of any Licensed Product.  If the Licensed Products, or any component part thereof, are held to infringe and their use is enjoined, Licensee shall promptly at Licensee’s expense, (i) procure for the consumer the right to continue using the Licensed Products, (ii) replace them with a substantially equivalent non-infringing product, or (iii) recall the Licensed Products and refund the consumers for the purchase price for the Licensed Products.*

9.4Brightcliff shall defend, indemnify, and hold harmless Licensee, it subsidiaries, affiliates and each of their respective officers, directors, employees and agents from and against any and all damage, liability, losses claims, and expense (including, without limitation, reasonable attorneys’ fees, court costs and expenses), related to (a) any intentional misconduct or grossly negligent act or omission on the part of Brightcliff in furtherance of this Agreement; or (b) any claim that the Licensed Trademarks infringe on any trademark of any third party.

9.5On or prior to the Effective Date, Licensee shall obtain, from a reputable insurance carrier acceptable to Brightcliff the following:

9.5.1Comprehensive commercial general liability insurance coverage with minimum limits of liability of not less than $2,000,000 each occurrence, $2,000,000 products/completed operations aggregate, $2,000,000 for personal injury/advertising injury aggregate and $3,000,0000 general aggregate.  Any exclusions or amendments to the policy form must be disclosed to Brightcliff.  Licensee’s policy shall be specifically endorsed to include Brightcliff,  Brightcliff Affiliates, and their respective directors, officers, and employees as an additional insured and to waive any rights of subrogation against Brightcliff, its directors, officers and employees.

9.5.2All policies evidencing the insurance coverage required hereunder shall: (i) provide that such insurance shall not be canceled or converted to a “claims-made” format unless thirty (30) days’ prior written notice has been given to Brightcliff; (ii) be issued by only insurance companies which are qualified to do business in each state where this Agreement is performed and which are rated A or better with a financial rating of VIII or better in the most recent A.M. Best’s Rating Guide; and (iii) provide for thirty (30) days’ notice to Brightcliff of cancellation or non-renewal.  Certificates of insurance, evidencing the coverages required hereunder, shall be provided to Brightcliff prior to the Effective Date and endorsements shall be promptly delivered to Brightcliff thereafter.

9.5.3At any time during the continuance of this Agreement, Brightcliff may request in writing, and Licensee shall thereupon within ten (10) days supply, evidence satisfactory to Brightcliff of compliance with the provisions of this Paragraph 0.

9.5.4Licensee shall maintain such insurance in full force and effect throughout the Term and for at least three (3) years after Termination.  Upon Brightcliff’s written request, Licensee shall deliver to Brightcliff a certificate of insurance evidencing that insurance complying with the foregoing requirements is in full force and

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effect.  Licensee’s insurance obligations shall in no way effect or limit its obligation to indemnify Brightcliff and Brightcliff Affiliates pursuant to this Article 9.

Licensee shall notify Brightcliff promptly in writing of any act which Licensee believes to be an infringement by a third party either of its rights hereunder or of a Licensed Trademark and shall cooperate fully with Brightcliff in dealing with it.  At Brightcliff’s option, Licensee will join in an action to stop such infringement, in which case Brightcliff shall bear all of the out-of-pocket costs of Licensee for such participation.  Brightcliff shall control all actions but shall not be obligated to take any action.

Article 10 - Termination

10.1In addition to all other remedies available at law or in equity, this Agreement, and all rights and licenses granted to Licensee, may be terminated by either Party at any time as follows:

10.1.1in the event that the other Party is in breach of any of its obligations hereunder capable of rectification but fails to rectify the same within thirty (30) days after notice from the non-breaching Party of such breach; as for Licensee the following, without limitation, shall constitute breach of this Agreement:

(a)Licensee fails to have Licensed Products produced and ready for sale to the public no later than five (5) years from the Effective Date,

(b)Licensee does or suffers to be done any act or thing which will impair Brightcliff’s proprietary rights in and to any Licensed Trademark including, without limitation, challenging its validity,

(c)Licensee acquires or claims any right, title, or interest to a Licensed Trademark adverse to Brightcliff,

(d)Licensee attempts to assign this Agreement in violation of Paragraph 0, or

(e)Licensee fails, at any time, to maintain all of the insurance required by this Agreement;

10.1.2in the event that the other Party:

(a)is wound up, becomes insolvent, fails to pay its debts when due, or admits its inability to do so,

(b)enters into any composition or arrangement with any of its creditors or has a receiver appointed for any of its assets, or

(c)seeks or acquiesces to any relief as a debtor under any applicable bankruptcy law or other law relating to the liquidation or reorganization

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of debtors, or fails to discharge within sixty (60) days after filing, any petition to have the other Party declared bankrupt or insolvent.

Article 11 - Rights and Duties on Termination

11.1The following, in addition to others stated elsewhere in this Agreement, shall survive any Termination:

11.1.1rights of either Party against the other for breach of this Agreement which may have accrued up to such Termination; or

11.1.2those Articles and Paragraphs by their terms, or by their context, including, without limitation, Article 9 and Paragraphs 0, 0, 0, 0, 0, 0, 0, 0 or 0, are intended to survive Termination.

11.2Except as otherwise provided in this Article 11, Licensee shall have no right to use any Licensed Trademark or to market, sell, or offer to sell any Licensed Products following Termination.  Therefore, upon Termination, Licensee shall immediately stop all use of the Licensed Trademarks and all marks, names, or signs similar thereto, in any manner whatsoever.

11.3Following Termination, Brightcliff shall be free to manufacture, market, and/or sell any or all of the Licensed Products without obligation or liability to Licensee, and to license others to do so.

Article 12 - Miscellaneous

12.1The performance under this Agreement of a Party impacted by a Force Majeure Event, other than for payment of any Royalty Fees or other amounts due to Brightcliff, may be delayed, without liability, for the duration of a Force Majeure Event; provided; however, the notice required under this Paragraph 0 is delivered promptly after the occurrence of the event.  The Party whose performance is affected by a Force Majeure Event shall give prompt notice to the other Party stating the details and expected duration of the event.  Once notice is given of a Force Majeure Event, the Parties shall keep each other apprised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first.

12.2Neither Party may assign any portion of its rights, or delegate any of its duties, obligations or benefits under this Agreement, directly or indirectly, without the prior written consent of the other Party, except that Brightcliff shall have the right to assign this Agreement to a Brightcliff Affiliate or pursuant to a sale or other transfer of all or substantially all of the assets, capital stock or ownership interests of Brightcliff and/or any merger, consolidation or other reorganization of Brightcliff without obtaining the consent of Licensee.  For the purposes of this Agreement, the sale or other transfer of all or substantially all of the assets, capital stock or ownership interests of Licensee and/or any merger, consolidation or other reorganization of Licensee shall constitute an assignment of this Agreement that requires the prior written approval of Brightcliff, which Brightcliff shall not unreasonably withhold.

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This Agreement shall constitute a legally binding obligation of each of the Parties and shall, subject to compliance with this Paragraph 0, inure to the benefit of and be binding upon their respective successors and permitted assignees.

12.3Except for the Brightcliff Affiliates which the Parties expressly acknowledge are third-party beneficiaries to this Agreement, no provision of this Agreement, whether express or implied, is intended to, nor shall it, in any way inure to the benefit of any third party, with the exception of Brightcliff Affiliates, so as to constitute any such third party a third-party beneficiary under this Agreement, or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any third party, with the exception of Brightcliff Affiliates, that is not a Party to this Agreement.

12.4Both before and after Termination, Licensee shall neither divulge to, nor use for the benefit of, any third party any of the information it receives from Brightcliff pursuant to this Agreement including, without limitation, Brightcliff Standards, except to the extent disclosure is required by law or except to the extent that such information, in the form in which it is received is:

12.4.1known to Licensee prior to its receipt from Brightcliff;

12.4.2available to the general public either when received from Brightcliff or thereafter, except if it became available through the fault of Licensee;

12.4.3received by Licensee from a third party who can disclose such information free of confidentiality obligations; or

12.4.4independently developed by Licensee.

12.5Nothing in this Agreement shall create a partnership or joint venture, or establish the relationship of principal and agent, or any other relationship of a similar nature between the Parties.

12.6This Agreement shall be interpreted and governed by the laws of the state of Minnesota, without giving effect to those principles of conflict of laws which may require the application of the laws of another jurisdiction.

12.7Except for claims or controversies involving title to trademarks, all claims or controversies arising out of or related to this Agreement, or the breach thereof, shall be resolved by arbitration under the arbitration rules of the International Chamber of Commerce.  Any arbitration hearings will be conducted by a single arbitrator in the English language and venued in Minneapolis, Minnesota, U.S.A.  The prevailing Party in any dispute or action, including any action in arbitration for injunctive relief, will recover its costs and expenses incurred, including reasonable attorneys’ fees, from the non-prevailing Party.  The provisions of this clause will survive the termination of this Agreement. The arbitrator will enforce the terms of this Agreement and to issues orders for injunctive relief, but shall have no authority to award punitive damages or other non-compensatory damages or grant relief inconsistent

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with the terms of this Agreement.  Judgment on the award of the arbitrator may be entered by a court of competent jurisdiction.

12.8Licensee acknowledges that the Licensed Trademarks constitute valuable business assets of Brightcliff, and that the unauthorized use of the Licensed Trademarks or breach of this Agreement by Licensee may cause irreparable damage to Brightcliff.  Accordingly, notwithstanding the provisions of this Agreement requiring arbitration, Brightcliff shall be entitled to an injunction from a court of competent jurisdiction to prevent the unauthorized use of the Licensed Trademarks or a threatened breach or continued breach of this Agreement by Licensee, and for this purpose each of the Parties hereby submits to the jurisdiction of the state and federal courts of the state of Minnesota, U.S.A.

12.9This Agreement sets forth the entire agreement between the Parties and supersedes all prior agreements and understandings between the Parties, their officers, directors, or employees relating to the subject matter hereof.  Neither of the Parties has relied upon any oral or written representation or oral or written information given to it by any representative of the other Party other than that which is set forth herein.

12.10None of the provisions of this Agreement may be waived or modified except as expressly agreed to in writing by both Parties, and no oral agreement attempting or purporting to amend any provision of this Agreement shall have force or effect.  The failure or omission of either Party to insist upon or to enforce any provision of this Agreement shall not be deemed a waiver of such provision unless the waiver shall be in writing and signed by the waiving Party.

12.11All notices, payments, and statements which are required or may be given, shall be in writing, in the English language, and either:

12.11.1personally delivered;

12.11.2sent via certified mail with a return receipt requested;

12.11.3sent via electronic means which produces a written record of the notice given; or

12.11.4sent by overnight courier which issues receipts.

12.12Notices shall be addressed to the Parties as follows:

If to Brightcliff:

Brightcliff Limited

Attn: Mr. Lim Kaishen

Room 2401, 24th Floor, CC Wu Building 302-308

Hennessy Road Wan Chai HONG KONG

Telephone:  (800) 241-7890

Fax:  (508) 851-8701

If to Licensee:

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DUESENBERG TECHNOLOGIES INC.

Attn: Charles Liong

No 21, Denai Endau 3,Seri Tanjung Pinang,

10470 Tanjung Tokong, Penang, MALAYSIA

Telephone: 1+236-304-0299

With a copy to:

James A. Wahl

Lathrop GPM LLP

80 South Eighth Street, 500 IDS Center

Minneapolis, MN 55402 U.S.A.

Telephone:  (612) 632-3425

Fax:  (612) 632-4200

Notices shall be effective upon receipt.  Addresses and fax numbers may be changed by giving notice in accordance with this Agreement.

12.13Rights and duties under this Agreement are cumulative, so pursuing one right does not preclude pursuing other rights as well.

12.14The headings and captions contained in this Agreement are for convenience of reference only, and in no way define, limit, or describe the scope or intent of this Agreement.  The words “herein,” “hereto,” and words of similar import refer to this Agreement as a whole, including any schedules to this Agreement, as the same may from time to time be amended or supplemented in accordance with this Agreement, and not to any particular subdivision contained in this Agreement.  “Includes” and “including” when used herein are not intended to be exclusive, or to limit the generality of the preceding words, and mean “including without limitation.”

12.15This Agreement has been entered into after negotiation and review of its terms and conditions by Parties under no compulsion to execute and deliver a disadvantageous agreement.  This Agreement incorporates provisions, comments, and suggestions proposed by both Parties.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation of any provision against the Party drafting an instrument or causing any instrument to be drafted.  No ambiguity or omission in this Agreement shall be construed or resolved against any Party on the grounds that this Agreement or any of its provisions was drafted or proposed by that Party.

12.16Brightcliff makes no express or implied warranties to Licensee except as expressly set forth in this Agreement.

12.17If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be construed to have the broadest interpretation that would make it valid and enforceable.  Invalidity or unenforceability of one provision shall not affect the validity or enforceability of any other provision of this Agreement; provided, however, that if a

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provision is declared invalid or unenforceable by a final, unappealed decision of a court or arbitrator of competent jurisdiction and such decision substantially frustrates one or more of a Party’s principle purposes in entering into this Agreement, then such Party may terminate this Agreement by giving the other Party seven (7) days’ written notice.

12.18Each of the Parties acknowledges and agrees that, with respect to this Agreement, the law firm of Lathrop GPM LLP has represented Licensee.  Brightcliff and Licensee each hereby consent to such representation, and each hereby waives any rights it may have to object to such representation.

[Signature Page to Follow]

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Article 13 - Execution

In witness of their agreement to the foregoing, each Party has caused this Agreement to be duly executed on its behalf.

BRIGHTCLIFF LIMITED,	DUESENBERG TECHNOLOGIES INC.,
a British Virgin Islands corporation	a British Columbia, Canada corporation

By:/s/Lim Kaishen	By: /s/ Liong Fook Weng (Charles)

Print Name: Lim Kaishen	Print Name: Liong Fook Weng (Charles)

Title: Executive Director	Title: Executive Director/CFO

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Schedule 0 - Licensed Trademarks

MARK	COUNTRY	APP. NO.	DATE FILED	REG. NO.	REG. DATE	CLASS	GOODS/SERVICES DESCRIPTION
	United States of America	79/315,615	April 22, 2021	1602177	November 19, 2020	12

Automobile bodies; automobiles chassis; bicycles; brakes for vehicles; canoes; cars; automobiles; motor cars; driverless car [autonomous cars]; self-driving cars; driving motors for land vehicles; ejector seats for aircraft; engines for land vehicles; motors for land vehicles; ferry boats; gyrocopters; helicopters; lorries; trucks; masts for boats; mobility scooters; motor racing cars; motorcycles; motors, electric, for land vehicles; remote control vehicles, other than toys; rims for vehicle wheels; vehicle wheel rims; robotic cars; ships; shock absorbers for automobiles; snowmobiles; sports car; steering wheels for vehicles; trailers [vehicles]; transmission shafts for land vehicles; upholstery for vehicles; vehicle chassis; electric vehicles; vehicles for locomotion by land, air, water or rail; water vehicles; windscreens; windshields; yachts

DUESENBERG and Design	United States of America	73/355,291	Mar 18, 1982	1,276,872	May 8, 1984	12	Automobiles

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DUESENBERG II	United States of America	73/201,118	Jan 23, 1979	1,173,102	Oct 13, 1981	12	Automobiles
DUESENBERG ROYALTON II and Design	United States of America	73/355,316	Mar 18, 1882	1,276,873	May 8, 1984	12	Automobiles
TORPEDO ROADSTER	United States of America	73/387,026	Sep 20, 1982	1,282,364	Jun 19, 1984	12	Automobiles
DUESENBERG II	Canada	0491193	Aug 23, 1982	TMA279101	April 29, 1984	N/A	Automobiles

Brightcliff License Agreement2

Canada	2120762	April 22, 2021	Int’l Reg. No. 1602177	Awaiting Examin-ation	12, 14, 25

Class 12: Automobile bodies; automobiles chassis; bicycles; brakes for vehicles; canoes; cars; automobiles; motor cars; driverless car [autonomous cars]; self-driving cars; driving motors for land vehicles; ejector seats for aircraft; engines for land vehicles; motors for land vehicles; ferry boats; gyrocopters; helicopters; lorries; trucks; masts for boats; mobility scooters; motor racing cars; motorcycles; motors, electric, for land vehicles; remote control vehicles, other than toys; rims for vehicle wheels; vehicle wheel rims; robotic cars; ships; shock absorbers for automobiles; snowmobiles; sports car;
steering wheels for vehicles; trailers [vehicles]; transmission shafts for land vehicles; upholstery for vehicles; vehicle chassis; electric vehicles; vehicles for locomotion by land, air, water or rail; water vehicles; windscreens; windshields; yachts.
Class 14: Watches; precious metals and their alloys; jewellery; precious stones; horological and chronometric instruments; key rings made of precious metals; ornamental pins; ornamental lapel pins; tie pins and cufflinks; clock

Class 25: Clothing, namely headwear, shirts, sweaters, jackets, pants, shorts, ties and belts; footwear, headgear.

Brightcliff License Agreement3

DUESENBERG	United Kingdom	UK-00-917550476	June 23, 2021	3, 12, 14

Class 3: Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.

Class 12: Vehicles; apparatus for locomotion by land, air or water.

Class 14: Precious metals and their alloys; jewellery, precious stones; horological and chronometric instruments.

Brightcliff License Agreement4

United Kingdom	WO000000-1602177	April 22, 2021	12, 14, 25

Class 12: Automobile bodies; automobiles chassis; bicycles; brakes for vehicles; canoes; cars; automobiles; motor cars; driverless car [autonomous cars]; self-driving cars; driving motors for land vehicles; ejector seats for aircraft; engines for land vehicles; motors for land vehicles; ferry boats; gyrocopters; helicopters; lorries; trucks; masts for boats; mobility scooters; motor racing cars; motorcycles; motors, electric, for land vehicles; remote control vehicles, other than toys; rims for vehicle wheels; vehicle wheel rims; robotic cars; ships; shock absorbers for automobiles; snowmobiles; sports car; steering wheels for vehicles; trailers [vehicles]; transmission shafts for land vehicles; upholstery for vehicles; vehicle chassis; electric vehicles; vehicles for locomotion by land, air, water or rail; water vehicles; windscreens; windshields; yachts.

Class 14: Watches; precious metals and their alloys; jewellery; precious stones; horological and chronometric instruments; key rings made of precious metals; ornamental pins; ornamental lapel pins; tie pins and cufflinks; clock.

Class 25: Clothing, namely headwear, shirts, sweaters, jackets, pants, shorts, ties and belts; footwear, headgear.

Brightcliff License Agreement5

DUESENBERG	European Union	December 1, 2017	017550476	November 9, 2018	3, 12, 14

Class 3: Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.

Class 12: Vehicles; apparatus for locomotion by land, air or water.

Class 14: Precious metals and their alloys; jewellery, precious stones; horological and chronometric instruments.

Brightcliff License Agreement6

European Union	1602177	April 22, 2021	12, 14, 25

Class 12: Automobile bodies; automobiles chassis; bicycles; brakes for vehicles; canoes; cars; automobiles; motor cars; driverless car [autonomous cars]; self-driving cars; driving motors for land vehicles; ejector seats for aircraft; engines for land vehicles; motors for land vehicles; ferry boats; gyrocopters; helicopters; lorries; trucks; masts for boats; mobility scooters; motor racing cars; motorcycles; motors, electric, for land vehicles; remote control vehicles, other than toys; rims for vehicle wheels; vehicle wheel rims; robotic cars; ships; shock absorbers for automobiles; snowmobiles; sports car; steering wheels for vehicles; trailers [vehicles]; transmission shafts for land vehicles; upholstery for vehicles; vehicle chassis; electric vehicles; vehicles for locomotion by land, air, water or rail; water vehicles; windscreens; windshields; yachts.

Class 14: Watches; precious metals and their alloys; jewellery; precious stones; horological and chronometric instruments; key rings made of precious metals; ornamental pins; ornamental lapel pins; tie pins and cufflinks; clock.

Class 25: Clothing, namely headwear, shirts, sweaters, jackets, pants, shorts, ties and belts; footwear, headgear.

Brightcliff License Agreement7

DUESENBERG	Germany	395394473	Sept 27, 1995	39539447	April 22, 1996	3, 12, 18

Class 3: washing and bleaching preparations; cleaning, polishing, scouring and abrasive preparations; Soap; perfumery, essential oils, cosmetics, hair lotions; dentifrices;

Class 12: Vehicles; apparatus for locomotion by land, air or water;

Class 18: umbrellas, parasols and walking sticks; whips, harness and saddlery

DUESENBERG	Germany	397550995	Nov 18, 1997	39755099	Feb 26, 1998	8, 12, 14

Class 8: hand tools and implements; cutlery, forks and spoons; cutting and stabbing weapons; razors;

Class 12: Vehicles; apparatus for locomotion by land, air or water;

Class 14: Precious metals and their alloys and goods in precious metals or coated therewith, included in class 14; jewellery, jewellery, precious stones; clocks and chronometric instruments

Brightcliff License Agreement8

Germany	1602177	April 22, 2021	1602177	Dec 8, 2021	12, 14, 25

Class 12: Automobile bodies; automobiles chassis; bicycles; brakes for vehicles; canoes; cars; automobiles; motor cars; driverless car [autonomous cars]; self-driving cars; driving motors for land vehicles; ejector seats for aircraft; engines for land vehicles; motors for land vehicles; ferry boats; gyrocopters; helicopters; lorries; trucks; masts for boats; mobility scooters; motor racing cars; motorcycles; motors, electric, for land vehicles; remote control vehicles, other than toys; rims for vehicle wheels; vehicle wheel rims; robotic cars; ships; shock absorbers for automobiles; snowmobiles; sports car; steering wheels for vehicles; trailers [vehicles]; transmission shafts for land vehicles; upholstery for vehicles; vehicle chassis; electric vehicles; vehicles for locomotion by land, air, water or rail; water vehicles; windscreens; windshields; yachts.

Class 14: Watches; precious metals and their alloys; jewellery; precious stones; horological and chronometric instruments; key rings made of precious metals; ornamental pins; ornamental lapel pins; tie pins and cufflinks; clock.

Class 25: Clothing, namely headwear, shirts, sweaters, jackets, pants, shorts, ties and belts; footwear, headgear.

Brightcliff License Agreement9

DUESENBERG	WIPO			683469	Oct 16, 1997	3, 12, 18

Class 3: Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; toothpastes.

Class 12: vehicles; apparatus for locomotion by land, air or water.

Class 18: Leather and imitations of leather, goods made of these materials (included in this class); animal skins; trunks and suitcases; umbrellas, parasols and walking sticks; whips and saddlery.

DUESENBERG	China
DUESENBERG	Japan
DUESENBERG	Malaysia	2018000847	Jan 24, 2018	2018000847	Jan 24, 2018	12	Automobiles

Brightcliff License Agreement10

Schedule 2 - Definitions

“Agreement” means the agreement between the Parties as expressed in this document, and as expressed in any written amendments and/or extensions hereof.

“Approved Exchange Rate” means the U.S. Dollar/Local Currency rate quoted for the business day immediately preceding the payment due date, as published in the Wall Street Journal.

“Brightcliff” is defined in the introductory paragraph of this Agreement.

“Brightcliff Affiliate” shall mean any entity controlling, controlled by or under common control with Brightcliff.  For purposes of this definition, “control” means the legal or beneficial ownership of (1) fifty percent (50%) or more of the outstanding voting stock of a corporation, (2) fifty percent (50%) or more of the equity of a limited liability company, or (3) a general partnership interest in a partnership.

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Force Majeure Event” means any event beyond the reasonable control of the Party affected and not reasonably foreseeable which impairs such Party’s ability to perform its obligation, under this Agreement or the ability of Licensee to obtain any raw materials used in connection with its manufacture of the Licensed Product which includes fire, earthquake, cyclone, flood, drought, strike, stoppage, or other labor interruption, riot, revolt, war, act of terrorism, vandalism or sabotage, embargo or blockade, acts of God, or other similar types of contingencies.

“Governmental Body” means any (a) nation, state, county, region or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government, governmental, or quasi-governmental authority of any nature (including any governmental agency branch, department, official, or entity and any court or other tribunal); or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Gross Revenue” means the amount of sales of all Licensed Products sold by Licensee, whether for cash or on a charge, or credit basis, including the reasonable market value of any goods or services sold or traded in any barter or trade transaction, without reserve or deduction for inability or failure to collect, and including income of every kind and nature related to the sale of Licensed Products.  Gross Sales will not include the amount of any excise or sales tax levied on retail sales and actually paid to the appropriate Governmental Body.

“Licensed Products” are those products defined in Paragraph 0.

“Licensed Trademarks” means the trademarks specified in the attached Schedule 0.

“Licensee” is defined in the introductory paragraph of this Agreement.

“Local Currency” is defined in Paragraph 0.

Brightcliff License Agreement1

“Parties” is defined in the introductory paragraph of this Agreement.

“Party” is defined in the introductory paragraph of this Agreement.

“Royalty Fee” is defined in Paragraph 0

“Trademark Material” means anything which bears a Licensed Trademark, other than a Licensed Product itself including, without limitation: signage, warranties, point-of-sale materials, promotional materials, flyers, packaging; labels, tags, and emblems; stationery, invoices and business cards; advertising, marketing, publicity, internet usage and other promotional materials; and work-in-progress.

Brightcliff License Agreement2